Exhibit 99.1

Cesar Cernuda Joins NetApp as President

Microsoft veteran to lead NetApp’s go-to-market strategy and execution

Sunnyvale, Calif. – May 12, 2020—NetApp (NASDAQ: NTAP), the leader in cloud data services, today announced the appointment of Cesar Cernuda as president of NetApp, reporting to CEO George Kurian, effective in July. He will lead our global go-to-market operations spanning sales, marketing, services, and support. Cernuda joins NetApp from Microsoft, where he was president of Microsoft Latin America and corporate vice president of Microsoft Corporation. He brings with him extensive experience in leading business transformation, building diverse, high-performing teams, and driving a successful cloud business. In his role as president, Cernuda will continue to evolve the NetApp® go-to-market strategy and organization to accelerate growth by transforming how we approach the changing customer landscape and capture new growth opportunities, particularly in cloud.

Today’s technologies and the rapid pace of digital innovation have created new opportunities for organizations to engage with and serve their customers. To capture these opportunities, NetApp’s marketing, sales, and services and support organizations will be combined under Cernuda to create an integrated, global go-to-market organization. Cernuda’s experience in leading global enterprise sales and transforming business will enable him to foster tighter alignment between the teams, helping NetApp to quickly capture new growth opportunities in enterprise storage systems and cloud data services.

“As we look to accelerate our cloud and software strategy, Cesar’s experience in successfully transforming large global organizations will strengthen NetApp’s position as a leader in cloud data services and drive value for our shareholders,” said George Kurian, chief executive officer. “I’m excited to welcome a leader of his caliber. I look forward to him bringing to the team his passion for strong results, his commitment to building diverse, high-performing teams, and his experience in business transformation as we continue to evolve our go-to-market strategy to reflect the changing customer landscape.”

“I believe that NetApp will become a key partner in every organization’s data strategy, and I am looking forward to being a part of it,” said Cernuda. “During the past years, the key hyperscale public cloud vendors have bet on NetApp technology to support them with their customer offerings, and I believe this is one of the best examples of how NetApp has been transforming to become a cloud-first organization. I am thrilled with the opportunity to help and support customers and partners across the globe manage and protect one of their most important assets—their data.”

About Cesar Cernuda

Before joining NetApp, Cernuda served as president of Microsoft Latin America and corporate vice president of Microsoft Corporation, where he was responsible for all of Microsoft’s products, services, and support offerings across Latin America, and for accelerating the company’s transformation for the mobile-first, cloud-first era.

Before that, Cernuda was president of Microsoft Asia-Pacific, where he led the company’s commercial and consumer products and service and support offerings. He also served as the worldwide vice president of Microsoft Business Solutions sales and field operations. He oversaw the Microsoft ERP and CRM go-to-market business worldwide. Earlier, he was general manager of Microsoft Business Solutions in EMEA, where he was responsible for sales, presales, channel, marketing, product, support, and services.

Cernuda earned a bachelor’s degree in business administration and marketing from ESIC University in Spain and completed a management development program (PDD) from IESE Business School at the

University of Navarra in Spain. In 2012, he completed the “Leadership for Senior Executives” program offered by Harvard Business School. Cernuda is an independent board member of GESTAMP, a multinational company that specializes in the design, development, and manufacture of highly engineered metal components for the automotive industry.

About NetApp

NetApp is the leader in cloud data services, empowering global organizations to change their world with data. Together with our partners, we are the only ones who can help you build your unique data fabric. Simplify hybrid multicloud and securely deliver the right data, services, and applications to the right people at the right time. Learn more at www.netapp.com.

Press Contact:

Amelia Vierra

NetApp

1 408 822 6403

amelia.vierra@netapp.com

Investor Contact:

Lance Berger

NetApp

1 408 822 6628

lance.berger@netapp.com

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